Exhibit 4.3

THIS WARRANT WAS ORIGINALLY ISSUED ON MAY 25, 2017, AND NEITHER THIS WARRANT NOR THE COMMON UNITS OBTAINABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”). THE TRANSFER OF THIS WARRANT IS SUBJECT TO THE CONDITIONS SPECIFIED IN SECTION 5 HEREOF AND THE APPLICABLE CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AURORA DIAGNOSTICS HOLDINGS, LLC, DATED AS OF JULY 6, 2011, AS AMENDED AND MODIFIED FROM TIME TO TIME (THE “LLC AGREEMENT”). THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS WARRANT UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF THE LLC AGREEMENT AS IN EFFECT AS OF THE DATE HEREOF IS ATTACHED AS ANNEX 1 HERETO.

AURORA DIAGNOSTICS HOLDINGS, LLC

Organized Under the Laws of the State of Delaware

COMMON UNIT PURCHASE WARRANT

Warrant No. [●]	Original Issue Date: May 25, 2017

THIS COMMON UNIT PURCHASE WARRANT (this “Warrant”) CERTIFIES THAT, for value received, [                    ] or its permitted assigns (the “Holder”), is entitled to subscribe for and purchase during the period specified in Section 1 hereof [●] fully paid and non-assessable Common Units (“Common Units”) of AURORA DIAGNOSTICS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), at a per Common Unit price equal to $0.01 (as adjusted from time to time in accordance herewith, the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. Capitalized terms used but not defined herein shall have the meanings set forth in the LLC Agreement.

The Company is issuing, in the aggregate, warrants to purchase an aggregate of up to 3,043,974 Common Units on the terms set forth below (collectively, including this Warrant, the “Senior Note Warrants”) in partial consideration of the obligations owed to certain lenders pursuant to those certain 10.750% Senior Notes due 2018 (the “2018 Senior Notes”). The Senior Note Warrants are being offered, together with 10.750% Senior Notes due 2020 (the “2020 Senior Notes”), to all holders of the 2018 Notes pursuant to that certain Offering Memorandum and Consent Solicitation, dated as of April 24, 2017 (the “Offering Memorandum”).

1.	Duration.

(a)	Expiration Date. The right to subscribe for and purchase Common Units represented hereby shall commence on the Original Issue Date specified above and shall expire at 5:00 p.m., New York time, on May 25, 2027 (the “Expiration Date”); provided, if the Expiration Date would otherwise occur on a day that is not a Business Day, then the Expiration Date shall be the next succeeding day that is a Business Day. From and after the Expiration Date, this Warrant shall be null, void and of no further force or effect.

(b)	Early Termination. If the Company provides the Holder with at least fifteen (15) days’ prior written notice of a Sale of Holdings LLC, Sale of the Company or Public Offering, then upon consummation of a Sale of Holdings LLC, Sale of the Company or Public Offering, this Warrant shall automatically, and without the need for any further action, expire and be null, void and of no further effect; provided that, the Company shall give such prior notices to the Holder and take all such other actions as may be required by this Warrant for the Holder, at the Holder’s election and in accordance with the terms and conditions of this Warrant, to be permitted to exercise its rights under Section 2 of this Warrant in connection with (x) such Sale of Holdings LLC or Sale of the Company, as applicable, in a manner that would cause the Holder to be entitled to the rights under the LLC Agreement (including, without limitation, Section 4.1(c) thereof) of a Securityholder (as defined in the LLC Agreement) of the Common Units deliverable upon any such exercise with respect to such Sale of Holdings LLC or Sale of the Company, as applicable, or (y) such Public Offering in a manner that would cause the Holder to be entitled to the rights under the LLC Agreement (including, without limitation, Section 9.10 thereof) of a Securityholder (as defined in the LLC Agreement) of the Common Units deliverable upon any such exercise with respect to such Public Offering (including any related Corporate Conversion).

2.	Exercise.

(a)	Method of Exercise. The Holder may exercise this Warrant, in whole or in part, at any time prior to the earlier of the Expiration Date or its termination (the “Exercise Period”), by delivering to the Company at its principal office each of the following:

(i) this Warrant;

(ii) a completed Subscription Agreement in the form attached as Exhibit A hereto, duly executed by the Holder;

(iii) a joinder to the LLC Agreement, in the form attached as Exhibit B hereto, duly executed by the Holder;

(iv) evidence that the Holder has satisfied any applicable Regulatory Requirements necessary for the Holder to exercise this Warrant (if any); provided that the Company shall promptly, upon the written request of the Holder prior to the Holder’s exercise of this Warrant pursuant to this Section 2(a), provide the Holder with any information reasonably requested by the Holder in order to assist the Holder in determining whether any Regulatory Requirements exist that must be satisfied for the Holder to exercise this Warrant.

(v) either wire transfer of immediately available funds or a bank certified, treasurer’s or cashier’s check payable to the Company in an amount equal to the product of the Exercise Price and the number of Common Units being purchased upon such exercise (the “Aggregate Exercise Price”).

(b)	Right to Conditionally Exercise. Notwithstanding any other provision hereof, if any exercise of any portion of this Warrant is made in connection with a Public Offering or Liquidity Event (regardless of how structured), such exercise may be conditioned, at the election of the Holder, upon the consummation of such Public Offering or Liquidity Event, in which case such exercise shall be deemed to be effective immediately prior to the consummation of such Public Offering or Liquidity Event.

New Issuance Trigger. If, prior to January 16, 2019 (the “New Issuance Trigger Date”), the Company has not either (i) consummated a Public Offering or (ii) repurchased, redeemed, refinanced or exchanged all of the 2020 Senior Notes, the number of Common Units issuable upon exercise of this Warrant shall automatically be increased by an amount equal to (A) 2.5% of the total Common Units outstanding prior to such increase on January 16, 2019, on a pro forma fully diluted basis, multiplied by (B) (i) the number of Common Units issuable upon exercise in full of all Senior Note Warrants outstanding as of the Original Issue Date, divided by (ii) the number of Common Units that would have been issuable upon exercise in full of all Senior Note Warrants that would have been outstanding in the event that 100% of the Senior Note Warrants available for issuance pursuant to the Offering Memorandum had been issued, multiplied by (C) (i) the number of Common Units issuable to the Holder upon exercise of this Warrant on the Original Issue Date, divided by (ii) the number of Common Units issuable upon exercise of all Senior Note Warrants on the Original Issue Date.

3.	Adjustment of Exercise Price and Number of Common Units.

(a)

Reclassification, Consolidation or Merger. Any recapitalization, reorganization, reclassification, consolidation or merger (other than a merger with another entity in which the Company is the surviving entity and that does not result in any reclassification or change other than as a result of a subdivision or combination of outstanding Common Units issuable upon such conversion) or other transaction, in each case which is effected in such a way that the holders of Common Units are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Units, but excluding any transaction resulting in a Sale of Holdings (which is addressed in Section 1(b)), is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that the Holder shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the Common Units immediately theretofore acquirable and receivable upon the exercise of this Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the Holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the Common Units immediately theretofore acquirable and receivable upon exercise of this Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision with respect to the Holder’s rights and interests to ensure that the provisions of this Section 3 shall thereafter be applicable to this Warrant. The Company shall not effect any Organic Change unless prior to the consummation thereof the successor or purchasing entity (if other than the Company), as applicable, resulting from such Organic Change assumes by written instrument the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. The provisions of this Section 3(a) shall similarly apply to any successive Organic Changes.

(b)	Subdivision or Combination of Common Units. If the Company, at any time while this Warrant is outstanding, shall subdivide or combine its outstanding Common Units, the Exercise Price shall be proportionately reduced, in case of subdivision of Common Units into a greater number of Common Units, as of the effective date of such subdivision, or shall be proportionately increased, in the case of combination of Common Units into a smaller number of Common Units, as of the effective date of such combination. In the event that a record date is set with respect to any such subdivision, and this Warrant is exercised after such record date but prior to the effective date of such subdivision, upon the effectiveness of such subdivision, the Company shall issue the Holder Common Units as if the Common Units issued upon such exercise of the Warrant were outstanding on the record date with respect to such subdivision, without the payment of any additional consideration. In addition, if the Company effects a dividend or distribution with respect to the Common Units (whether in cash, Common Units, other securities and/or evidences of indebtedness of the Company, any of its Affiliates (including in a spin-off or split-off) or any third party, other property or assets, any rights, options or warrants to subscribe for or purchase any of the foregoing and/or any combination of the foregoing), in each case, with a dilutive effect on the number of Common Units issuable upon exercise of this Warrant (other than any distribution pursuant to Section 4.1(c) of the LLC Agreement) and that the Holder does not recieve, then the Exercise Price will be adjusted in a commercially reasonable manner to account for such dilutive effect.

(c)	Adjustment of Number of Common Units. Upon each adjustment in the Exercise Price pursuant to any provision of this Section 3, the number of Common Units issuable upon exercise hereof shall be adjusted, to the nearest one thousandth of a whole Common Unit, to the product obtained by multiplying the number of Common Units issuable upon exercise hereof immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

(d)	Notice of Adjustments. Promptly following any adjustment to the Exercise Price pursuant to this Section 3, the Company shall deliver to the Holder a notice, setting forth, in reasonable detail, the event requiring such adjustment, the amount of such adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board made any such determination).

4.	Covenants.

(a)	Reservation of Common Units. The Company covenants and agrees that it shall at all times keep reserved out of its authorized Common Units a number of Common Units sufficient to provide for the exercise of all outstanding Senior Note Warrants, and has taken and will continue to take all required actions on behalf of the Company to give effect to the issuance of the Common Units upon exercise of this Warrant.

(b)	Issuance of Common Units. The Company covenants and agrees that all Common Units issued upon exercise of this Warrant will, upon issuance and payment in full of the Exercise Price therefor, be fully paid and nonassessable and free from preemptive rights and any liens, security interests and charges with respect to the issuance thereof (other than as set forth in the LLC Agreement).

(c)	Closing of Transfer Books. The Company agrees that it shall not close its books against the transfer of this Warrant or of any Common Units issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

5.	Transfer and Exchange.

(a)	Consent Required for Transfer. By accepting this Warrant, the Holder hereby agrees that it may not Transfer this Warrant or any portion thereof without first complying with Section 9.1, 9.6(e) and 9.9 of the LLC Agreement (which are each incorporated herein by reference), as though this Warrant constituted other Equity Securities and the Holder, by virtue of its ownership of this Warrant, was a Unitholder thereunder.

(b)	First Refusal Rights. By accepting this Warrant, the Holder hereby agrees that it may not Transfer this Warrant or any portion thereof without first complying with Section 9.2 of the LLC Agreement (which is incorporated herein by reference), as though this Warrant constituted other Equity Securities and the Holder, by virtue of its ownership of this Warrant, was a Unitholder thereunder.

(c)	Approved Sale. By accepting this Warrant, the Holder hereby agrees that in the event of an Approved Sale, the Holder shall comply with Section 9.4 of the LLC Agreement (which is incorporated herein by reference) (including the obligations related to indemnification and expenses set forth in Section 9.4(b) of the LLC Agreement) as though this Warrant constituted Units and the Holder, by virtue of its ownership of this Warrant, was a Unitholder thereunder.

(d)	Void Transfers. Any Transfer by the Holder in contravention of the restrictions set forth in this Warrant or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes, or that would create a risk that the Company would no longer be entitled to any safe harbors contained in Section 7704 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder, shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee of a void transfer shall have any rights to any interest in the Company.

6.	Additional Rights. In the event that the Holder has duly executed and delivered to the Company a joinder to the LLC Agreement in the form attached as Exhibit B hereto, and is recognized as a Member thereunder (the Holder after duly executing and delivering to the Company such joinder, a “Member Warrant Holder”), such Member Warrant Holder shall have the following additional rights set forth in this Section 5(d).

(a)	New Equity. In the event that the Company sells any Equity Securities to any Person at a price per Equity Security that is less than the Fair Market Value of such Equity Securities (and except for any issuances described in Sections 3.1(c)(i)(A)–(G) of the LLC Agreement), the Member Warrant Holder shall be entitled to the preemptive rights set forth in Section 3.1(c) of the LLC Agreement (the “Preemptive Rights”) (which is incorporated herein by reference) as thought this Warrant constituted Units and the Member Warrant Holder, by virtue of its ownership of this Warrant, was a Securityholder thereunder.

(b)	Tag-Along Rights. The Member Warrant Holder shall be entitled to all notice, participation and other rights and obligations set forth in Section 9.3 of the LLC Agreement (which is incorporated herein by reference), as though this Warrant constituted Units and the Member Warrant Holder, by virtue of its ownership of this Warrant, was a Unitholder thereunder; provided that the Member Warrant Holder shall not be required to exercise this Warrant in connection therewith and Section 9.3 of the LLC Agreement shall apply to this Warrant on an as-exercised basis.

(c)	Tax Distributions. The Member Warrant Holder shall be entitled to receive Tax Distributions pursuant to Section 4.1(a) of the LLC Agreement, as though such Member Warrant Holder held the number of Common Units receivable upon exercise in full of this Warrant, subject to any restrictions on the Company’s ability to make such Tax Distributions under its debt arrangements.

(d)	Other Member Rights. The Member Warrant Holder shall be entitled to all other rights of a Member under the LLC Agreement (other than rights to receive any Distributions that are not Tax Distributions), as though such Member Warrant Holder were a Member thereunder and held the number of Common Units receivable upon exercise in full of this Warrant.

7.	Registration Rights. At any time that the Holder holds more than 25% of the Senior Note Warrants outstanding as of the Original Issue Date, the Holder may, but is not obligated to (unless such Holder exercises all or a portion of this Warrant pursuant to the procedures set forth in Section 2(a)), become a party to the Registration Agreement by executing and delivering to the Company a joinder in the form attached as Exhibit C hereto.

8.	Information Rights. For so long as the Holder holds more than 25% of the Senior Note Warrants outstanding as of the Original Issue Date, the Holder shall be entitled to receive from the Company, and the Company shall, upon such Holder’s written request, provide to such Holder:

(a)	as soon as available but in any event within 30 days after the end of each quarterly accounting period in each Fiscal Year, unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the Fiscal Year to the end of such quarter, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, all prepared in accordance with GAAP, subject to the absence of footnote disclosures and to normal year-end adjustments;

(b)	within 120 days after the end of each Fiscal Year, consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year, setting forth in each case comparisons to the annual budget and to the preceding Fiscal Year, all prepared in accordance with GAAP and accompanied by (i) with respect to the consolidated portions of such statements, an opinion containing no exceptions or qualifications (except for qualifications regarding specified contingent liabilities) of an independent accounting firm of recognized national standing and (ii) a copy of such accounting firm’s annual management letter to the Board; and

(c)	any materials distributed to the Board; provided, however, that the Holder shall maintain and treat as privileged (if applicable) and confidential any materials provided to the Holder pursuant to this Section 8(c) and the Board may omit or withhold any such materials if it determines in good faith that furnishing such materials would jeopardize any attorney-client privilege, violate applicable law or result in significant anti-trust or other risk or detriment to the Company or its Subsidiaries.

9.	Voting Rights. This Warrant shall entitle the Holder to exercise all voting rights in the Company expressly provided for in the LLC Agreement or the Delaware Act that would be exercisable by the Holder if the Holder was the record owner of the number of Common Units issuable upon exercise in full of this Warrant.

10.	No Entitlement to Distributions. Other than as explicitly set forth in Section 6(c), and notwithstanding anything herein to the contrary, nothing in this Warrant shall provide the Holder any right to any Distribution or any Tax Distribution under Section 4.1 of the LLC Agreement or otherwise unless and until the Holder exercises this Warrant, in part or in full, pursuant to the procedures set forth in Section 2(a). Following such exercise (if any), the Holder shall solely be entitled to Distributions and Tax Distributions with respect to any Common Units received as a result of such exercise in such Holder’s capacity as a Unitholder, and only as expressly provided for in the LLC Agreement.

11.	Representations and Warranties of the Holder. By accepting this Warrant, the Holder hereby represents and warrants to the Company that each of the statements set forth in this Section 11 are true and correct.

(a)	Investment Representation. The Holder is acquiring this Warrant, and upon exercise hereof will acquire the Common Units (collectively, the “Warrant Securities”), for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrant Securities, except pursuant to sales registered or exempted under the Securities Act. The delivery of this Warrant for exercise shall constitute confirmation at such time by the Holder of the representations concerning the Warrant Securities set forth in the first sentence of this Section 11(a).

(b)	Legend. It is agreed that each Warrant and any Common Units (if certificates are issued for any Common Units) will include the appropriate variant of the following legend, and will only be transferable in compliance therewith:

THE [WARRANTS // UNITS] REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                     , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”). THE TRANSFER OF THE [WARRANTS // UNITS] REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO [THE CONDITIONS SPECIFIED IN SECTION 5 HEREOF AND] THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF JULY 6, 2011 AS AMENDED AND MODIFIED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), AND BY AND AMONG CERTAIN INVESTORS (THE “LLC AGREEMENT”). THE [WARRANTS // UNITS] REPRESENTED BY THIS CERTIFICATE MAY ALSO BE SUBJECT TO ADDITIONAL TRANSFER RESTRICTIONS, CERTAIN VESTING PROVISIONS, REPURCHASE OPTIONS, OFFSET RIGHTS AND FORFEITURE PROVISIONS SET FORTH IN THE LLC AGREEMENT AND/OR A SEPARATE AGREEMENT WITH THE INITIAL HOLDER. A COPY OF THE LLC AGREEMENT IS ON FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AS (I) EXHIBIT 3.2 TO THE COMPANY’S REGISTRATION STATEMENT ON FORM S-4, NO. 333-176790; (II) EXHIBIT 3.3 TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED ON MARCH 25, 2014; AND (III) EXHIBIT 3.4 TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED ON JUNE 4, 2015.

(c)	The Holder of this Warrant and/or any Common Units issued upon exercise hereof shall be entitled to receive, without expense to such Holder, a new certificate (if certificated) or Warrant, as the case may be, not bearing the above restrictive legend if (1) the Warrant Securities represented thereby shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration, (2) such Warrant Securities shall have been sold without registration under the Securities Act in compliance with Rule 144, as certified in writing by the Holder to the Company, or (3) the Company is reasonably satisfied that the Holder of such Warrant Securities shall, in accordance with the terms of Rule 144, be entitled to sell such Warrant Securities pursuant thereto without any restriction or limitation and without satisfaction of any current public information requirement thereunder.

12.	Tax Treatment of the Warrant. For U.S. federal (and, where applicable, state and local) income tax purposes, the Company and the Holder intend that (a) the Senior Note Warrants shall be treated as being issued in exchange for a portion of the 2018 Senior Notes surrendered by the holders thereof with the fair market value of $11,473,916.76 in the aggregate, (b) the Senior Note Warrants shall be treated as equity interest in the Company for U.S. federal (and, where applicable, state and local) income tax purposes, with the aggregate initial capital account equal to the amount equal to $11,473,916.76, (c) if additional Common Units are issuable upon exercise of this Warrant pursuant to Section 3 hereof, such adjustment shall not be treated as giving rise to a guaranteed payment or otherwise immediate taxable income to the Holder, and (d) for avoidance of doubt, none of the items of income, deduction or loss of the Company arising on or prior to the closing of the exchange of the 2018 Senior Notes for the 2020 Senior Notes and the Senior Note Warrants (including any cancellation of debt income arising in connection therewith) shall be allocated to the Holder.

13.	Notices. All notices, requests and other communications required or permitted to be given or delivered to the Company or the Holder shall be in writing, and shall be deemed properly given if hand delivered or sent by overnight courier with adequate evidence of delivery or sent by registered or certified mail, return receipt requested and, if to the Holder, at such Holder’s address as shown on the books of the Company or its transfer agent, and if to the Company at:

Aurora Diagnostics Holdings, LLC

11025 RCA Center Drive, Suite 300

Palm Beach Gardens, FL 33410

Attention:       Daniel Crowley

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention:      Brian C. Van Klompenberg, P.C.

Matthew M. Mauney

Telecopy:      (312) 862-2200

Email:            brian.vanklompenberg@kirkland.com

matthew.mauney@kirkland.com

or such other addresses or Persons as the recipient shall have designated to the sender by written notice given in accordance with this Section 12. Any notice, request or other communication hereunder shall be deemed given when delivered in person, on the next Business Day after being sent by overnight courier, or on the fifth Business Day after being sent by registered or certified mail.

14.	Governing Law; Forum and Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Company and the Holder, by acceptance of this Warrant, hereby agree that jurisdiction and venue in any suit, action or proceeding brought pursuant to this Warrant shall properly and exclusively lie in the Chancery Court of the State of Delaware, and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The Company and the Holder, by acceptance of this Warrant, hereby also agree not to bring any suit, action or proceeding arising out of or relating to this Warrant in any other court (other than upon the appeal of any judgment, decision or action of any such court located in Delaware or, as applicable, any federal appellate court that includes the State of Delaware within its jurisdiction). The Company and the Holder, by acceptance of this Warrant, each hereby waive, to the fullest extent permitted by law, any right to trial of any claim, demand, action, or cause of action (i) arising under this Warrant or (ii) in any way connected with or related or incidental to the dealings of the Company and the Holder in respect of this Warrant or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Company and the Holder, by acceptance of this Warrant, each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that Company or the Holder may file an original counterpart of a copy of this Warrant with any court as written evidence of the consent of Company and the Holder to the waiver of any right to trial by jury.

15.	No Obligation to Exercise. No provision hereof, in the absence of affirmative action by the Holder to purchase Common Units upon the exercise of this Warrant, and no enumeration of the rights or privileges of the Holder, shall give rise to any liability of a Holder for the Exercise Price.

16.	Miscellaneous.

(a)	Amendments. This Warrant and any provision hereof may be amended or waived only by an instrument in writing signed by either (i) the Holder or (ii) the holders of Senior Note Warrants representing (A) at least 85% of the Common Units obtainable upon exercise of all Senior Note Warrants then outstanding if at least 50% of the Senior Note Warrants issued on the Original Issue Date remain unexercised or (B) otherwise, at least 50% of the Common Units obtainable upon exercise of all Senior Note Warrants then outstanding (the “Approval Holders”), and in each case, signed by the Company; and the Holder acknowledges and agrees that it shall be bound by any such amendment or waiver so approved by the Approval Holders and the Company, provided that no such amendment or waiver shall be effective except to the extent it applies on an equivalent basis to all of the outstanding Senior Note Warrants. No consideration shall be offered or paid to any holder of Senior Note Warrants to amend or consent to a waiver, amendment or other modification of any provision of this Warrant unless the same consideration is offered to all of the holders of the outstanding Senior Note Warrants.

(b)	Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Warrant shall bind and inure to the benefit of the Company and the Holder and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

(c)	Descriptive Headings; Interpretation. The descriptive headings of this Warrant are inserted for convenience only and do not constitute a substantive part of this Warrant. The use of the word “including” in this Warrant shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “or,” “either” and “any” shall not be exclusive. The Company and the Holder have participated jointly in the negotiation and drafting of this Warrant. In the event an ambiguity or question of intent or interpretation arises, this Warrant shall be construed as if drafted jointly by the Company and the Holder, and no presumption or burden of proof shall arise favoring or disfavoring either the Company or the Holder by virtue of the authorship of any of the provisions of this Warrant.

(a)	Delivery by Facsimile or Electronic Transmission. This Warrant, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in .pdf, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of any signature page, including footers from earlier versions of this Warrant or any other document, shall be disregarded in determining the Company or the Holder’s intent or the effectiveness of such signature.

(b)	Entire Agreement. This Warrant, the LLC Agreement and those documents expressly referred to herein and therein embody the complete agreement and understanding among the Company and the Holder and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

1.	Definitions. For the purposes of this Warrant the following terms have the following meanings:

(a)	“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to be closed for business by law or executive order.

(b)	“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 6, 2011, attached as Annex 1 hereto, as amended from time to time.

(c)	“Original Issue Date” means the date specified as the “Original Issue Date” first written above.

(d)	“Registration Agreement” means the Amended and Restated Registration Agreement of the Company, dated as of June 12, 2009, attached as Annex 2 hereto, as amended from time to time.

(e)	“Regulatory Requirement” means any notice or filing to be submitted to, any consent, approval or registration of, or any waiver, qualification, licensure, finding of suitability or except to be provided by, any Governmental Entity, relating to the ownership, Transfer or exercise of this Warrant.

*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and issued on the date set forth below.

Dated: May 25, 2017	AURORA DIAGNOSTICS HOLDINGS, LLC

By:
Name: Michael Grattendick
Title: Chief Financial Officer

Signature Page to Common Unit Purchase Warrant

EXHIBIT A

SUBSCRIPTION AGREEMENT

[To be executed only upon exercise of Warrant]

The undersigned registered owner of the attached Warrant irrevocably exercises such Warrant for the purchase of             Common Units of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company, and herewith makes payment of the Exercise Price therefor, all at the price and on the terms and conditions specified in such Warrant, and, if such Common Units are currently represented by certificates, requests that certificates for the Common Units hereby purchased be issued in the name of and delivered to the undersigned and, if such Common Units shall not include all of the Common Units issuable as provided in such Warrant, that a new Warrant of like tenor and date for the balance of the Common Units issuable thereunder be delivered to the undersigned.

The Exercise Price with respect to the Common Units is being paid by:

Wire transfer of immediately available funds in the amount of $

Bank	certified, treasurer’s or cashier’s check in the amount of $

(Name of Registered Owner)1

(Signature of Registered Owner)

(Street Address of Registered Owner)

(City)                (State) (Zip Code)

Date

1	The signature on this Subscription Agreement must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

JOINDER TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AURORA DIAGNOSTICS HOLDINGS, LLC

The undersigned is executing and delivering this Joinder (this “Joinder”) to the the Second Amended and Restated Limited Liability Company Agreement of Aurora Diagnostics Holdings, LLC, dated as of July 6, 2011, as amended by the First Amendment, effective as of October 10, 2012, the Second Amendment, effective as of July 31, 2014, and the Third Amendment, effective as of May 25, 2017 (as amended from time to time, the “LLC Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the LLC Agreement.

By executing and delivering to the Company this Joinder to the LLC Agreement, the undersigned hereby agrees to become a party to, be bound by and comply with the provisions of the LLC Agreement as a Unitholder and a Member thereunder in the same manner as if the undersigned were an original signatory to the LLC Agreement.

Date:

(Name of Registered Owner)1

(Title of Registered Owner (if not signing individual capacity))

(Signature of Registered Owner)

(Street Address of Registered Owner)

(City)                (State) (Zip Code)

1	The signature on this Joinder must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

JOINDER TO AMENDED AND RESTATED REGISTRATION AGREEMENT OF AURORA DIAGNOSTICS HOLDINGS, LLC

The undersigned is executing and delivering this Joinder (this “Joinder”) to the Amended and Restated Registration Agreement of Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of June 12, 2009, by and among the Company and certain Securityholders party thereto, as amended by the First Amendment to the Amended and Restated Registration Agreement, dated as of May 25, 2017, (as amended from time to time, the “Registration Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Agreement.

By executing and delivering to the Company this Joinder to the Registration Agreement, the undersigned hereby agrees to become a party to, be bound by and comply with the provisions of the Registration Agreement as an Other Equityholder and a holder of Other Registrable Securities thereunder in the same manner as if the undersigned were an original signatory to the Registration Agreement.

Date:

(Name of Registered Owner)1

(Title of Registered Owner (if not signing individual capacity))

(Signature of Registered Owner)

(Street Address of Registered Owner)

(City)                (State) (Zip Code)

1	The signature on this Joinder must correspond with the name as written upon the face of the attached Warrant in every particular, without alteration or enlargement or any change whatsoever.